Exhibit 99.1

INSIGHT ENTERPRISES, INC. 2020 OMNIBUS PLAN

SECTION 1.  Establishment, PURPOSE, Effective date & expiration date

1.1Establishment; Prior Plan

Insight Enterprises, Inc. (the “Company”) hereby establishes the Insight Enterprises, Inc. 2020 Omnibus Plan (the “Plan”).  The Company previously adopted the Amended Insight Enterprises, Inc. 2007 Omnibus Plan (the “Prior Plan”).  The Prior Plan shall remain in effect until all awards granted under the Prior Plan have been exercised, forfeited or cancelled or have otherwise expired or terminated.  As described in Section 4.1, any shares that remain outstanding or otherwise become available under the terms of the Prior Plan following the date the Plan is approved by the Company’s stockholders shall become available for issuance under this Plan.  No awards will be made under the Prior Plan on or after the Effective Date.

1.2Purpose

The purpose of the Plan is to attract, retain, and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts with the long-term interests of the Company’s stockholders.

1.3Effective Date; Stockholder Approval

The Plan is effective on the date that it is approved by the Company’s stockholders (the “Effective Date”).  The Plan must be submitted to the stockholders of the Company for their approval within twelve months after the adoption of the Plan by the Board of Directors of the Company (the “Board”).  If such approval is not obtained, the Plan and any Awards granted pursuant thereto shall be void and without effect.

1.4Expiration Date

Unless sooner terminated by the Board, the Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date (the “Expiration Date”).  Any Awards granted under the Plan prior to the Expiration Date shall continue in effect until they expire, terminate, are exercised or are paid in full in accordance with the terms of the Plan and any applicable Award Agreement.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in the Appendix.

SECTION 3.  ADMINISTRATION

3.1Administration of the Plan

The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission and an “independent director” within the meaning of NASDAQ Marketplace Rule 4200.  Notwithstanding the foregoing, the Board may delegate responsibility for administering the Plan with respect to designated classes of Eligible Persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act.  Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time.  To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act.  Likewise, no such officer may take part in any action in connection with their participation in the Plan.  All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan.  Notwithstanding the foregoing, discretionary awards to nonemployee directors may only be made by the Compensation Committee.

3.2Administration and Interpretation by Committee

(a)Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to: (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Award to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of Award Agreement or notice for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or may be canceled or suspended; (vii) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)In no event, however, shall the Committee have the right, without stockholder approval, to (i) cancel or amend outstanding Options or SARs for the purpose of repricing, replacing or regranting such Options or SARs with Options or SARs that have a purchase or grant price that is less than the purchase or grant price for the original Options or SARs except in connection with adjustments provided in Section 15.1, or (ii) issue an Option or SAR or amend an outstanding Option or SAR to provide for the grant or issuance of a new Option on exercise of the original Option or SAR.  For this purpose, a “repricing” also means (A) any other action that is treated as a “repricing” under generally accepted accounting principles and (B) repurchasing for cash or canceling an Option or SAR at a time when its purchase or grant price is greater than the Fair Market Value of the underlying Common Stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 15.1.  Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

(c)The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s working less than full-time shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d)Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person.  A majority of the members of the Committee may determine its actions.

SECTION 4.  SHARES SUBJECT TO THE PLAN

4.1Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be 150,000 shares, plus any shares that remain or otherwise become available under the terms of the Prior Plan (including as a result of forfeiture, expiration, termination, cancellation or settlement other than by delivery of shares under the Prior Plan) following the date the Plan is approved by the Company’s stockholders.  Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2Share Usage

(a)If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan.  With respect to any shares of Common Stock covered by an Award that is settled in cash, the shares of Common Stock used to measure the value of the Award, if any, shall not reduce the number of shares of Common Stock available for grant under the Plan.  Any shares of Common Stock tendered or withheld to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Option or a SAR shall not again become available for grant under the Plan.  For Awards other than Options and SARs, any shares of Common Stock tendered by a Participant or retained by the Company as full or partial payment to satisfy tax withholding obligations in connection with an Award shall be available for Awards under the Plan.  Dividend equivalents paid in Common Stock shall reduce the number of shares available for grant by the number of shares of Common Stock used to satisfy such dividend equivalent.  Shares of Common Stock repurchased by the Company using proceeds from the exercise of an Option shall not be available for issuance or delivery under the Plan and shall not increase the maximum aggregate number of shares set out pursuant to Section 4.1.  If the provisions of this Section 4.2 are inconsistent with the requirements of Section 422 of the Code, or any regulations promulgated thereunder, the provisions of such regulations shall control over the provisions of this Section 4.2 but only to the extent that this Section 4.2 applies to Incentive Stock Options.  The Committee may adopt such other reasonable rules and procedures as it deems appropriate for determining the number of shares that are available for grant under the Plan

(b)Notwithstanding anything in the Plan to the contrary, the Committee may grant Substitute Awards under the Plan.  Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan.  In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination.  Notwithstanding the foregoing, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the Incentive Stock Option limit set out in Section 4.2(c).  In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(c)Notwithstanding the other provisions in this Section 4.2, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate number of shares stated in Section 4.1, subject to adjustment as provided in Section 15.1.

(d)Notwithstanding any provision of the Plan to the contrary, the aggregate compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director during any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director shall not exceed $450,000 in total value, calculating the value of any Awards as of the Grant Date Fair Market Value.

4.3Limitations

Notwithstanding any other provisions of the Plan to the contrary, Awards granted with respect to 95% of the shares authorized for issuance under the Plan shall, at a minimum, be subject to a forfeiture restriction for the lesser of (i) a one year period from the Grant Date, over which the forfeiture restriction lapses periodically based primarily on continuous service to the Company or a Related Company, and (ii) one year from the Grant Date for a forfeiture restriction that lapses based primarily upon the accomplishment of Performance Goals.  In no event shall the Committee have the right, without stockholder approval, to cancel, waive or amend the provisions of this Section 4.3 other than in the event of death, Disability, Retirement, or a Change in Control, sale, merger, consolidation, reorganization, liquidation, or dissolution of the Company.

SECTION 5.  ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects.  An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.  No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

SECTION 6.  AWARDS

6.1Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan.  Such Awards may be granted either alone or in addition to or in tandem with any other type of Award.  Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, notice or agreement that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award if and to the extent set forth in the applicable Award Agreement at the time of grant.  If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents; provided, however, that the terms of any deferrals under this Section 6.3 shall comply with all applicable law, rules and regulations, including, without limitation, Section 409A of the Code.

6.4Clawback

Every Award issued pursuant to this Plan is subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any current or future clawback policy that may be adopted by the Company from time to time, including, without limitation, any clawback policy adopted to comply with the final rules issued by the Securities and Exchange Commission and the final listing standards to be adopted by the NASDAQ Stock Market pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  By accepting an Award, each Participant consents to the potential forfeiture or recovery of his or her Awards pursuant to applicable law and/or listing standard, or Company clawback policy as it may be amended from time to time, and agrees to be bound by and comply with the clawback policy and to return the full amount required by the clawback policy.  As a condition to the receipt of any Award, a Participant may be required to execute any requested additional documents consenting to and agreeing to abide by the Company clawback policy as it may be amended from time to time.

SECTION 7.  OPTIONS

7.1Grant of Options

The Committee may grant Options designated as Nonqualified Stock Options or as Incentive Stock Options.

7.2Option Exercise Price

The exercise price for shares purchased under an Option shall be at least 100% of the Fair Market Value on the Grant Date, except in the case of Substitute Awards.

7.3Term of Nonqualified Stock Options

Subject to earlier termination in accordance with the terms of the Plan and the applicable Award Agreement, the maximum term of a Nonqualified Stock Option shall be ten years from the Grant Date or such shorter period as established for that Option by the Committee.

7.4Exercise of Options

Subject to Section 4.3, the Committee shall establish and set forth in each applicable Award Agreement the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.  To the extent an Option has vested and becomes exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed Option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5 and Section 13.  An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased.  Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a)cash, check or wire transfer;

(b)having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option and, if applicable, shares equal to or less than the withholding required by Section 13 hereof;

(c)tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that on the day prior to the exercise date have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d)so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(e)such other consideration as the Committee may permit.

7.6Effect of Termination of Service

The Committee shall establish and set forth in each applicable Award Agreement whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.  Notwithstanding any provision of the Plan to the contrary, the Committee may not waive or modify the terms of any Option in a manner that will cause such Option to be subject to the requirements of Section 409A of the Code.

7.7	Dividend Equivalents

Dividend equivalents shall not be payable with respect to any Option.

SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS

8.1General Limitations

Any Option designated as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an ‘incentive stock option” within the meaning of Section 422 of the Code.  Notwithstanding any other provision of the Plan, the terms and conditions of any

Incentive Stock Options shall comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder.

8.2Grant of Incentive Stock Options

Incentive Stock Options shall be granted only to Participants who are employees of the Company or of a “related corporation” as that term is defined in Treas. Reg. § 1.421-1(i)(2).

8.3Exercise Price of Incentive Stock Options

Subject to Section 7.2, the exercise price per share of Common Stock pursuant to any Incentive Stock Option shall be set by the Committee, provided that the exercise price for any Incentive Stock Option shall not be less than the Fair Market Value as of the Grant Date.

8.4Term of Incentive Stock Options; Lapse of Option

In no event may any Incentive Stock Option be exercisable more than ten years from the Grant Date.  An Incentive Stock Option shall lapse in the following circumstances:

(a)The Incentive Stock Option shall lapse ten years from the Grant Date, unless an earlier time is set in the Award Agreement;

(b)The Incentive Stock Option shall lapse upon a Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement; and

(c)Unless otherwise provided in the Award Agreement, if the Participant incurs a Termination of Employment on account of death or Disability before the Option lapses pursuant to paragraph (a) or (b), above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of: (i) the scheduled termination date of the Option or (ii) twelve months after the date of the Participant’s Termination of Employment on account of death or Disability.  Upon the Participant’s death or Disability, any Incentive Stock Options exercisable at the Participant’s death or Disability may be exercised by the Participant’s legal representative, by the person entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Options or dies intestate, by the person entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

8.5Right to Exercise

Except as provided in Section 8.4, an Incentive Stock Option may be exercised only by the Participant during the Participant’s lifetime.

8.6Individual Dollar Limitation

The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Common Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision.  To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Nonqualified Stock Options.

8.7Ten Percent Owners

An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Common Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.

SECTION 9.  STOCK APPRECIATION RIGHTS

9.1Grant of Stock Appreciation Rights

The Committee may grant SARs to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion.  An SAR may be granted in tandem with an Option (“Tandem SAR”) or alone (“Freestanding SAR”).  The grant price of a Tandem SAR shall be equal to the exercise price of the related Option.  The grant price of a Freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2.  An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the applicable Award Agreement, the term of a Freestanding SAR shall be ten years from the Grant Date or such shorter period as established for that SAR by the Committee, and in the case of a Tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the Tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.  No dividend equivalents shall be payable with respect to any SAR.

9.2Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised.  At the discretion of the Committee as set forth in the applicable Award Agreement, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

Subject to Section 4.3 and Section 17.5, the Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10.  STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1Grant of Stock Awards, Restricted Stock and Stock Units

Subject to Section 4.3, the Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any Performance Goals, which terms, conditions and restrictions shall be set forth in the applicable Award Agreement.

10.2Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the Award Agreement, in cash or a combination of cash and shares of Common Stock.  Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3Waiver of Restrictions

Subject to Section 4.3 and Section 17.5, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11.  PERFORMANCE SHARES and Performance units

11.1Grant and Value of Performance Shares or Performance Units

The Committee may grant Performance Shares or Performance Units to Participants at any time and from time to time.  Subject to the provisions of the Plan, the Committee shall have discretion in determining the number of Performance Shares or Performance Units granted to each Participant.  The Committee may impose conditions and/or restrictions on each Performance Share or Performance Unit including, without limitation, conditions or restrictions based on the achievement of specific Performance Goals.  The Performance Goal or Goals applicable to any Performance Share or Performance Unit Award shall be designated in the applicable Award Agreement or other document.  The achievement of the Performance Goals for a particular period will determine the ultimate value of the Performance Share or Performance Unit Award.

11.2Dividend Equivalents

In the Award Agreement for any Performance Share or Performance Unit Award, the Committee may also grant the Participant dividend equivalents.  Any dividend equivalents to which a Participant may be entitled pursuant to this Section 11.2 shall be payable in accordance with the related Award Agreement, which shall comply with the requirements of Section 409A of the Code (or an exception thereto) to the extent Section 409A applies to such dividend equivalent.  In no event may a dividend equivalent awarded in connection with any Performance Share or Performance Unit Award be paid unless and until such Award vests or is earned by satisfaction of the applicable Performance Goal or Performance Goals.

SECTION 12.  OTHER STOCK- OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13.  WITHHOLDING

The Company shall have the power to withhold, or to require a Participant to remit to the Company or to any Related Company, as applicable, up to the maximum amount necessary to satisfy federal, state, local and foreign withholding tax requirements in the applicable jurisdiction on any Award under the Plan.  The Company shall have discretion to determine the withholding amount, or the Company may (but is not required to) permit a Participant to elect the withholding amount, within permissible limits as it deems appropriate, but in no event will such withholding amount be less than the minimum or more than the maximum amount necessary to satisfy federal, state, local or foreign tax withholding requirements in the applicable jurisdiction on any Award under the Plan.  To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company or to any Related Company, as applicable, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant having a Fair Market Value equal to the applicable withholding amount, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the applicable withholding amount.

The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until the withholding obligations described by this Section 13 are satisfied.

SECTION 14.  ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death.  During a Participant’s lifetime, an Award may be exercised only by the Participant.  Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify; provided, however, that under no circumstances shall an Award be transferable for value or consideration.

SECTION 15.  ADJUSTMENTS AND Change in control

15.1Adjustment of Shares

In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in: (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2(c); (iii) the maximum number and kind of securities set forth in Section 4.2(d); and (iv) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor.  The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.  Also notwithstanding the foregoing, a dissolution or liquidation of the Company shall not be governed by this Section 15.1 but shall be governed by Section 15.2.

15.2Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company.  To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3Termination of Service on a Change in Control

In the event of a Participant’s Termination of Service without Cause or for Good Reason during the 18-month period following a Change in Control, unless otherwise provided for in any applicable Award Agreement to the contrary, all outstanding Awards (other than Performance Shares and Performance Units) shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse as of the date of the Participant’s Termination of Service.

Except as otherwise provided for in any applicable Award Agreement, in the event of a Participant’s Termination of Service without Cause or for Good Reason during the 18-month period following a Change in Control, all Performance Shares or Performance Units for which the performance level has not been determined as of the date of the Participant’s Termination of Service shall be payable in full at the target level in accordance with the payout schedule pursuant to the Award Agreement.

15.4No Termination of Service on a Change in Control

The provisions of this Section 15.4 shall apply to an Award only if, before or immediately upon the occurrence of an event that would constitute a Change in Control, the Board, as constituted prior to the Change in Control, reasonably concludes, in good faith, that the value of the Award or the Participant’s opportunity for future appreciation in respect of the Award will be materially impaired following the closing of the transaction that will result in the Change in Control.  Unless the Committee shall determine otherwise in the applicable Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change in Control described by this Section 15.4:

(a)any Options and SARs shall become exercisable immediately prior to (but contingent upon) the closing of the transaction that will result in the Change in Control and all necessary steps shall be taken to allow the Participants to immediately exercise such Options or SARs so that any Common Stock issued upon such exercise shall be able to participate in the transaction that results in the Change in Control;

(b)any restrictions and deferral limitations applicable to any Restricted Stock or Stock Units shall lapse, and such Restricted Stock or Stock Units shall become fully vested immediately prior to (but contingent upon) the closing of the transaction that results in the Change of Control;

(c)all Performance Shares and Performance Units shall be considered to be earned at the target level and shall become fully vested immediately prior to (but contingent upon) the closing of the transaction that results in the Change in Control.  The portion that is not earned will be forfeited; and

(d)any restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become fully vested immediately prior to (but contingent upon) the closing of the transaction that will result in the Change of Control.

15.5No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 16.  AMENDMENT AND TERMINATION

16.1Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires stockholder approval may be made only by the Board.  Subject to Section 17.5, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

16.2Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date.  After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.  Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the later of (a) the Effective Date and (b) the approval by the stockholders of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

16.3Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan.  Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.  Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

Subject to Section 17.5, the Board shall have broad authority to amend the Plan or any outstanding Award without the consent of a Participant to the extent the Board deems necessary or advisable to (i) comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules and other applicable law, rules and regulations or (ii) to ensure that an Award is not subject to additional taxes, interest or penalties under Section 409A of the Code.

SECTION 17.  GENERAL

17.1No Right to Continued Employment

Nothing in the Plan or any Award Agreement shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without Cause.

17.2Issuance of Shares

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws.  At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration.  The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

To the extent the Plan or any Award Agreement provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

17.3Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3.1, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

17.4No Rights as a Stockholder

No Award, other than a Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

17.5Section 409A Compliance

Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Stock Unit Awards, Performance Share Awards and Performance Unit Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code.  If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Plan and the applicable Award Agreement comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and that the applicable Award Agreement includes such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto.  The Plan and all Award agreements shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.  Although the Plan and any Award Agreements have been designed to comply with Section 409A or to fit within an exception to the requirements of Section 409A, the Company specifically does not warrant such compliance. Each Participant remains solely responsible for any adverse tax consequences imposed upon him by Section 409A.

To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee.  Notwithstanding any provision of this Plan or the terms of any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreement, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.

Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.  If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions.  In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.

Notwithstanding any provision to the contrary, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to Section 4.2 or Section 15 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code, or an exception thereto and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.

If, at the time of a Participant’s Separation from Service, the Company has any stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is 6 months after the Participant’s Separation from Service (or if earlier than the end of the 6-month period, the date of the Participant’s death).  Any amounts that would have been distributed during such 6-month period will be distributed on the day following the expiration of the 6-month period.

17.6Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

17.7No Trust or Fund

The Plan is intended to constitute an “unfunded” plan.  Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.8Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

17.9Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

17.10Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Arizona without giving effect to principles of conflicts of law.  Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Arizona.

17.11Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

APPENDIX

DEFINITIONS

a.“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

b.“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

c.“Award Agreement” means the agreement described by Section 6.2.

d.“Board” means the Board of Directors of the Company.

e.“Cause” means, unless otherwise defined in an Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Related Company, the occurrence any one or more of the following with respect to a Participant:

i.misappropriation (or attempted misappropriation) of any of the Company’s funds or property;

ii.conviction of, or the entering of a guilty plea or a plea of no contest with respect to a felony;

iii.repeated, willful and significant neglect of duties;

iv.acts of material dishonesty toward the Company;

v.repeated material violation of any material written policy with respect to the Company’s business or operations;

vi.repeated significant deficiencies with respect to performance objectives assigned by the Participant’s supervisor; or

vii.material breach of any employment, services or other agreement between the Participant and the Company or a Related Company (after notice and an opportunity to cure).

f. “Change in Control” means, unless the Committee determines otherwise with respect to an Award at the time the Award is granted, a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Code (treating the Company as the relevant corporation) provided, however, that for purposes of determining a “change in the effective control,” “50 percent” shall be used instead of “30 percent” and for purposes of determining a “substantial portion of the assets of the corporation, “85% percent” shall be used instead of “40 percent”.  Notwithstanding the foregoing, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or a Related Company; (ii) any acquisition by any employee benefit plan sponsored or maintained by the Company or a Related Company; (iii) any Related Party Transaction.

g. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

h.“Committee” has the meaning set forth in Section 3.1.

i.“Common Stock” means the common stock, par value $0.01 per share, of the Company.

j.“Company” means Insight Enterprises, Inc., a Delaware corporation.

k.“Compensation Committee” means the Compensation Committee of the Board.

l.“Disability” means that the Participant qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as may be amended from time to time, or such other definition as provided in an Award Agreement or employment agreement.  In the case of an Incentive Stock Option, Disability shall have the meaning ascribed to it in Section 22(e)(3) of the Code.

m.“Effective Date” has the meaning set forth in Section 1.3.

n.“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

o.“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

p.“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

q.“Fair Market Value” means the average of the high and low trading prices for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

r.“Freestanding SAR” means an SAR granted separately from a related Option as described by Section 9.1.

s.“Good Reason” means, unless otherwise defined in an Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Related Company, the occurrence of any one or more of the following with respect to a Participant:

i.a material diminution in Participant’s authority, duties or responsibilities without his or her consent;

ii.a material reduction in Participant’s base salary, other than as part of a Company salary reduction program that includes employees of the Company;

iii.the Company’s material breach of any employment, services or other agreement between the Participant and the Company or a Related Company;

provided, however, that the Participant must resign within 180 days of the initial occurrence of any of the foregoing circumstances and must provide written notice to the Participant’s supervisor of the facts and circumstances he or she alleges constitute Good Reason within 90 days of the first occurrence of such fact or circumstance or the Participant shall be deemed to have waived his or her right to terminate for Good Reason with respect to any such facts or circumstances; provided, further, that none of the actions set forth above shall constitute Good Reason if the action is cured or otherwise remedied by the Company within 30 business days after receiving written notice from the Participant.

t. “Grant Approval Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award; provided, however, that the Grant Approval Date for an Award shall be on or before the Grant Date for such Award.

u.“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

v.“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

w.“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

x.“Option” means a right to purchase Common Stock granted under Section 7.

y.“Option Expiration Date” means the last day of the maximum term of the Option.

z.“Outstanding Company Common Stock” means, with respect to a transaction, the then outstanding shares of Common Stock of the Company.

aa.“Outstanding Company Voting Securities” means, with respect to a transaction, the then outstanding voting securities of the Company entitled to vote generally in the election of directors.

bb.“Parent Company” means a company or other entity which as a result of a transaction the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

cc.“Participant” means any Eligible Person to whom an Award is granted.

dd.“Performance Goal” means one or more goals established by the Committee based upon business criteria or other performance measures determined by the Committee.

ee.“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.

ff.“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.

gg.“Plan” means the Insight Enterprises, Inc. 2020 Omnibus Plan.

hh.“Prior Plan” means the Amended Insight Enterprises, Inc. 2007 Omnibus Plan.

ii.“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

jj.“Related Party Transaction” means a transaction pursuant to which:

i.the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

ii.no Entity (other than the Company, any employee benefit plan (or related trust) of the Company or a Related Company, the Successor Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable transaction, such Parent Company) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the transaction; and

iii.individuals who were members of the Board will immediately after the consummation of the transaction constitute at least a majority of the members of the board of directors of the Successor Company (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable transaction, of the Parent Company).

kk.“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

ll.“Retirement,” unless otherwise defined in an Award Agreement or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

mm.“Securities Act” means the Securities Act of 1933, as amended from time to time.

nn.“Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i).  The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

oo.“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

pp.“Stock Award” means an Award of shares of Common Stock granted under

Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

qq.“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

rr.“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

ss.“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a transaction.

tt.“Tandem SAR” means an SAR granted in tandem with all or a portion of a related Option as described by Section 9.1.

uu.“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement.  Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding.  Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award.  Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.

Notwithstanding the foregoing, solely for the purpose of any Award that is subject to the requirements of Section 409A of the Code, the term “Termination of Service” means a “Separation from Service.” The term “Separation from Service” means either (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).  For purposes of this paragraph, the term “Affiliate” shall have the meaning ascribed to it in Treas. Reg. § 1.409A-(h)(3) (which generally requires 50% common ownership).

A Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed 6 months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).  If the Participant’s period of leave exceeds 6 months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such 6-month period.  Whether a Termination of Service has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

For purposes of the Plan, if a Participant performs services in more than one capacity, the Participant must have a Termination of Service in all capacities as an employee, member of the

Board, independent contractor or consultant to have a Separation from Service.  Notwithstanding the foregoing, if a Participant provides services both as an employee and a non-employee, (1) the services provided as a non-employee are not taken into account in determining whether the Participant has a Separation from Service as an employee under a nonqualified deferred compensation plan in which the Participant participates as an employee and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as a non-employee, and (2) the services provided as an employee are not taken into account in determining whether the Participant has a Termination of Service as a non-employee under a nonqualified deferred compensation plan in which the Participant participates as a non-employee and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as an employee.

inst¦Abstain 05 Catherine Courage¦For¦Against¦Abstain 06 Anthony A. Ibargüen¦For¦Against¦Abstain 07 Kenneth T. Lamneck¦For¦Against¦Abstain 08 Kathleen S. Pushor¦For¦Against¦Abstain 09 Girish Rishi ¦For¦Against¦Abstain 2.Advisory vote (non-binding) to approve named executive officer compensation¦For¦Against¦Abstain 3.Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019¦For¦Against¦Abstain Note: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.   Date